UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
() Form 3 Holdings Reported
() Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Eilau, Victor R.
   1057 Turning Point
   Maineville, OH USA 45039
2. Issuer Name and Ticker or Trading Symbol
   Pomeroy Computer Resources, Inc. PMRY
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   12/31/00
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   President, TIFS
7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common stock, par value $0.01|8/10/0|S [1|1000              |D  |19.25      |                   |D     |                           |
                             |0     |]   |                  |   |           |                   |      |                           |
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Common stock, par value $0.01|8/10/0|S [2|750               |D  |19.50      |                   |D     |                           |
                             |0     |]   |                  |   |           |                   |      |                           |
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Common stock, par value $0.01|8/10/0|S [3|579               |D  |19.375     |                   |D     |                           |
                             |0     |]   |                  |   |           |                   |      |                           |
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Common stock, par value $0.01|12/31/|J [4|605               |A  |12.90938   |605                |D     |                           |
                             |00    |]   |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Options (Right to |        |     |    |           |   |     |     |Common      |       |       |55000       |D  |            |
Buy)                    |        |     |    |           |   |     |     |stock, par  |       |       |            |   |            |
                        |        |     |    |           |   |     |     |value $0.01 |       |       |            |   |            |
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Explanation of Responses:
1. Represents shares of common stock acquired under the Company's Stock Ownership Plan.
2. Represents shares of common stock acquired under the Company's Stock Ownership Plan.
3. Represents shares of common stock acquired under the Company's Stock Ownership Plan.
4. Represents shares of common stock acquired under the Company's Stock Ownership Plan.

Victor Eilau
SIGNATURE OF REPORTING PERSON
/Signature/
Victor Eilau
DATE
2/9/01